UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: March 10, 2011

SOCIALWISE, INC.

A Colorado Corporation

(Exact name of registrant as specified in its charter)

COLORADO	000-27145	33-0756798
(State or other jurisdiction of incorporation or organization)	Commission file number	(IRS Employer Identification No.)

6440 Lusk Blvd., Suite 200

San Diego California 92121

 (Address of principal executive offices)

(858) 677-0080

 (Registrant’s telephone number)

 (Former name, former address and former fiscal year,
if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Election of Directors

By a vote of Socialwise Inc.’s (“Socialwise”) Board of Directors, Mr. Isaac Blech was appointed as a Director effective as of March 10, 2011.  Mr. Blech currently owns 10,000,000 shares of Socialwise’s common stock as well as warrants to purchase up to an additional 7,500,000 shares of common stock at $0.40 per share.  The following sets forth certain information concerning Mr. Blech’s background and experience:

Since August 20, 2010, Mr. Blech has been a major shareholder and member of the Board of Directors of ContraFect Corporation, a company developing therapies for infectious diseases.  Since February 10, 2011, Mr. Blech has been a member of the Strategic Advisory Board for Medgenics, Inc, a company that has developed a novel technology for the manufacture and delivery of therapeutic proteins.  Previously, Mr. Blech was an investor, advisor and director in a number of well-known companies, primarily focused in biotechnology.  Included among such companies were:

•

Celgene Corporation – Mr. Blech was a founding shareholder of Celgene in 1986.  Celgene has introduced two major cancer drugs and has a stock market valuation (as of March 8, 2011) of approximately $25 billion.

•

ICOS Corporation – Mr. Blech was a founding shareholder and member of the Board of Directors of ICOS beginning in 1991.  ICOS discovered the drug Cialis and was later acquired by Eli Lilly for over $2 billion.

•

Nova Pharmaceutical Corporation – Mr. Blech was a founding shareholder and member of the Board of Directors of Nova from 1982 to 1990.  Nova developed a treatment for brain cancer and subsequently merged with Scios Corporation which was later purchased for $2 billion by Johnson and Johnson.

•

Pathogeneses Corporation – Mr. Blech was a founding shareholder and member of the Board of Directors of Pathogeneses from 1992 to 1997.  Pathogeneses created TOBI for the treatment of cystic fibrosis and was later acquired by Chiron Corp for $660 million.

•

Genetic Systems Corporation – Mr. Blech was a founding shareholder and member of the Board of Directors of GSC from 1981 to 1986.  GSC developed the first inexpensive and accurate test to diagnose chlamydia and was later acquired by Bristol Myers for approximately $300 million.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SOCIALWISE, INC.
/s/ Jonathan Shultz
Dated: March 10, 2011	By:
Jonathan Shultz Chief Financial Officer

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